Exhibit 99.1
Globecomm Systems Reports Fiscal 2009 Fourth Quarter
and Fiscal Year 2009 Financial Results
HAUPPAUGE, N.Y.—(BUSINESS WIRE)—September 9, 2009— Globecomm Systems Inc. (NASDAQ:GCOM), a leading global provider of satellite-based communications infrastructure solutions and services, today announced financial results for the fiscal 2009 fourth quarter and fiscal year ended June 30, 2009. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as reporting adjusted EBITDA, a non-GAAP financial measure. In the attached table the Company provides a detailed reconciliation of GAAP earnings to adjusted EBITDA. A summary of the Company’s results are:
•	Record fiscal year 2009 service revenues of $81.3 million as compared to $62.9 million last year.

•	Fiscal year 2009 consolidated revenues of $170.2 million as compared to $196.5 million last year.

•	Fiscal year 2009 GAAP earnings per diluted share of $0.16 as compared to GAAP earnings per diluted share of $1.34 last year. Fiscal year 2008, included the positive effect of $0.62 per diluted share related to a non-cash reduction in the deferred tax asset valuation allowance last year.

•	Fiscal year 2009 adjusted EBITDA of $12.2 million as compared to $19.9 million last year.
Fiscal Year 2009 Fourth Quarter Results
Revenues for the Company’s fiscal 2009 fourth quarter decreased 12.8% to $49.2 million compared to $56.4 million in the same period last year. Revenues from services increased 54.1% to a record $24.7 million as compared to $16.0 million in the same period last year. The increase in service revenue was primarily driven by the Company’s acquisitions of Mach 6 and Telaurus, which combined contributed $4.8 million, coupled by an increase in lifecycle support services. Revenues from infrastructure solutions decreased by 39.3% to $24.5 million compared to $40.4 million in the same period last year. The decrease in infrastructure solution revenues was driven by a decrease in systems design and integration revenue caused by the global economic slowdown resulting in government and commercial customers and prospects delaying projects.
Net income for the Company’s fiscal 2009 fourth quarter decreased to $1.0 million or $0.05 per diluted share compared to net income of $16.9 million, or $0.82 per diluted share, which included the positive effect of $0.62 per diluted share related to a non-cash reduction in the deferred tax asset valuation allowance in the fourth quarter of fiscal 2008. Adjusted EBITDA for the fourth quarter of 2009 decreased to $3.2 million as compared to $5.4 million in the fourth quarter of 2008. The decrease in net income and adjusted EBITDA was primarily caused by lower infrastructure solutions revenues.
Fiscal Year 2009 Full Year Results
Revenues for the Company’s fiscal year ended June 30, 2009 decreased 13.4% to $170.2 million compared to $196.5 million last year. Revenues from services increased by 29.3% to a record $81.3 million, which included $5.8 million from Mach 6 and Telaurus, compared to $62.9 million last year. The increase in service revenue was primarily driven by an increase in lifecycle support services. Revenues from infrastructure solutions decreased 33.5% to $88.8 million as compared to $133.6 million last year. The decrease in infrastructure solution revenues was caused by the global economic slowdown resulting in government and commercial customers and prospects delaying projects.

Net income for the Company’s fiscal year ended June 30, 2009 decreased to $3.3 million or $0.16 per diluted share compared to net income of $27.0 million or $1.34 per diluted share, which included the positive effect of $0.62 per diluted share related to the non-cash reduction in the deferred tax asset valuation allowance last year. Adjusted EBITDA for the Company’s fiscal year ended June 30, 2009 decreased to $12.2 million as compared to $19.9 million last year. The decrease in net income and adjusted EBITDA was primarily caused by lower infrastructure solutions revenues.
Fiscal Year 2009 Highlights
Services
•	Awarded $13.7 million in renewals under a previously announced multi-year contract with a major U.S. Government prime contractor to provide managed services in the Middle East region.

•	Awarded contract from Peace Corps valued at $2.4 million for a VSAT communication network.

•	Launched Cachendo, an information technology (IT) professional services company, that provides integrated, end-to-end technology services, from strategy through implementation.
Infrastructure Solutions
•	Received contract from a major media & entertainment company in Asia valued at $5.7 million for the design and installation of direct-to-home broadcast infrastructure.

•	Awarded additional contract modification from NATO valued at $7.3 million for GPS-Based Force Tracking System to extend communication services for on-site support.

•	Launched cellular network service for Alaska’s leading integrated communication provider General Communications, Inc. (GCI). Under previously announced contracts totaling $30 million, Globecomm is deploying a 250-site network connecting 200 villages to GCI’s core Ericsson network based in Anchorage.

•	Introduced Ka-band version of the Company’s 1.2m Auto-Explorer satellite terminal specifically designed for operation with the U.S. Department of Defense Wideband Global SATCOM system. This terminal offers full MIL-STD-188-164A compliance.
Corporate
•	Acquired Mach 6 and Telaurus to expand Globecomm’s growing recurring service revenue base. Mach 6 provides the Company with further entrée into the growing maritime market and adds additional penetration into key government markets currently being served by Globecomm. The Telaurus acquisition builds on the Company’s goal to develop a broadband Maritime offering and provides the Company with a significant market share of the current narrow band market.

•	Appointed Keith Hall President and Chief Operating Officer from his previous position as SVP, General Manager of Globecomm Network Services. Mr. Hall assumed the overall responsibilities for both the infrastructure and service operations of the Company. His responsibilities include planning and execution of corporate growth strategies and strategic business development.

•	The Company entered into a committed secured credit facility with Citibank, N.A. comprised of credit lines of: (1) $30 million available for standby letters of credit; (2) $20 million available for commercial letters of credit; (3) a line for term loans, each having a term of no more than five years, in the aggregate amount of up to $25 million that can be used for acquisitions; and (4) $7.5 million available for revolving credit borrowings. Additionally, the Company has renewed its foreign exchange line in the amount of $10 million.
Management’s Review of Results and Expectations
David Hershberg, Chairman and CEO, said “Despite the backdrop of a major economic recession, Globecomm remained profitable each quarter of fiscal 2009; completed two key acquisitions; strengthened the management team; and is positioned for increased revenues in fiscal 2010. In addition, both the fiscal 2009 and projected fiscal 2010 results are impacted by the costs from both these acquisitions.” Mr. Hershberg continued, “Globecomm continues to execute on its strategy of being one of the world’s premier providers of satellite-based managed network services. Globecomm currently anticipates services revenues of approximately $125 million in fiscal 2010.

The recurring nature of the Company’s service segment provides stability to Globecomm as we navigate through the current economic downturn. I am proud of the perseverance of our employees and welcome the employees of Telaurus and Mach 6 to the Globecomm family.”
Keith Hall, President and COO, added “I am excited for the opportunity to work with Dave in executing our corporate strategy and achieving our set goals. I will be working closely with the entire organization including our new additions, Mach 6 and Telaurus, over the next year, to determine how we can best make improvements to ensure we can meet the challenges of the evolving market place head on.” Mr. Hall continued, “We expect to continue to execute our managed network services strategy, which leverages the expertise of the entire organization, by creating targeted offerings for market verticals including wireless, government, broadcast and enterprise customers. As the continued convergence of communications applications to Internet protocol continue, we remain excited about the new addressable market opportunities this will create.”
Management’s Current Expectations for the Fiscal Year Ending June 30, 2010
Globecomm currently expects the following financial results for the fiscal year 2010:
•	Consolidated revenues to be between $215 and $225 million.

•	Service segment revenues to be approximately $125.

•	GAAP earnings per diluted share to be between $0.30 and $0.35.

•	Adjusted EBITDA to be approximately $20 million.
Non-GAAP Measures
Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision (benefit) for income taxes, depreciation, amortization expense and non-cash stock compensation expense. Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, the Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between adjusted EBITDA and GAAP net income is provided in a table immediately following the Condensed Consolidated Balance Sheets.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.
About Globecomm Systems
Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, access services, hosted services and lifecycle support services. Globecomm’s customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, New Jersey, the Netherlands, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. In particular, the impact of the current economic downturn and the unpredictability of government spending programs make assessment of future performance extremely difficult. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions ‘‘Risk Factors’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
CONTACT: Globecomm Systems Inc.
David Hershberg, 631-231-9800
Investor Relations:
Matthew Byron, 631-457-1301
Fax: 631-231-1557
info@globecommsystems.com
www.globecommsystems.com.
SOURCE: Globecomm Systems Inc.
-Financial tables follow-

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

Revenues from infrastructure solutions	$24,548	$40,428	$88,817	$133,634
Revenues from services	24,687	16,016	81,344	62,891

Total revenues	49,235	56,444	170,161	196,525

Costs and operating expenses:

Costs from infrastructure solutions	20,630	32,692	73,877	106,699
Costs from services	18,219	12,428	60,995	47,739
Selling and marketing	3,765	3,163	12,985	10,873
Research and development	936	253	2,392	1,913
General and administrative	4,698	4,051	15,954	15,888

Total costs and operating expenses	48,248	52,587	166,203	183,112

Income from operations	987	3,857	3,958	13,413

Interest income	23	270	534	1,733
Interest (expense)	—	—	—	(285)

Income before income taxes	1,010	4,127	4,492	14,861

Provision (benefit) for income taxes	29	(12,726)	1,193	(12,158)

Net income	$981	$16,853	$3,299	$27,019

Basic net income per common share	$0.05	$0.84	$0.16	$1.39

Diluted net income per common share	$0.05	$0.82	$0.16	$1.34

Weighted-average shares used in the calculation of basic net income per common share	20,324	20,063	20,219	19,476

Weighted-average shares used in the calculation of diluted net income per common share	20,623	20,578	20,507	20,140

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	June 30,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$44,034	$51,399
Accounts receivable, net	45,438	52,106
Inventories	17,043	16,444
Prepaid expenses and other current assets	2,292	1,402
Deferred income taxes	1,058	1,017

Total current assets	109,865	122,368
Fixed assets, net	33,379	33,379
Goodwill	25,613	22,197
Intangibles, net	11,020	2,599
Deferred income taxes	10,214	11,496
Other assets	1,448	1,053

Total assets	$191,539	$193,092

Liabilities and Stockholders’ Equity
Current liabilities	$35,221	$43,359
Other liabilities	924	957
Deferred income taxes	582	—
Total stockholders’ equity	154,812	148,776

Total liabilities and stockholders’ equity	$191,539	$193,092

Globecomm Systems Inc.
Reconciliation of Net Income to adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

Net Income	$981	$16,853	$3,299	$27,019
Adjustments:
Interest (income)	(23)	(270)	(534)	(1,733)
Interest expense	—	—	—	285
Provision (benefit) for income taxes	29	(12,726)	1,193	(12,158)
Depreciation	1,362	1,231	5,206	4,867
Amortization	408	99	762	875
Stock compensation expense (A)	421	178	2,310	736

Adjusted EBITDA	$3,178	$5,365	$12,236	$19,891

(A)	Includes one-time charge of $675 in the year ended June 30, 2009 related to accelerated vesting of the restricted stock of the Company’s former President, who passed away on July 20, 2008.